Exhibit 99.1

PRESS RELEASE

Release Date: July 24, 2009

For Further Information:	Charles E. Wagner, Jr.
Executive Vice President,
Chief Lending Officer and
Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC.  ANNOUNCES MOVE TO NON-REPORTING STATUS.

BEL AIR, MD. – July 24, 2009 - SFSB, Inc. (OTCBB: SFBI) today announced that it plans to voluntarily terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, pursuant to resolutions adopted by its Board of Directors on July 20, 2009.  SFSB, Inc. intends, pursuant to Exchange Act Rule 12g-4, to file a Certificate and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission on or about August 7, 2009 and thereafter cease filing periodic and other reports required by the Securities Exchange Act of 1934.  The decision was made to achieve cost savings measures and to pursue strategic options directed to maximize shareholder value.

President, Chairman and CEO, Phil Logan, stated: “The decision by our Board of Directors to deregister our common stock was made after carefully and extensively considering our long term goals and the current operating environment.  We estimate the anticipated cost savings resulting from the elimination of reporting obligations, including the incremental cost of compliance with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act of 2002 will be financially significant.  We believe that the Sarbanes-Oxley legislation and continued reporting pursuant to the Exchange Act do not provide any discernable benefit to the Company or its shareholders because as a financial institution, we are already highly regulated and frequently examined by our banking regulators and independent auditors.  We believe the Company and our shareholders are much better served by applying our financial and management resources to creating value for our stockholders and serving our customers and the communities in which we operate.”

Upon the filing of the Form 15, SFSB, Inc.’s obligations to file certain reports with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K will immediately be suspended.  SFSB, Inc. expects the deregistration of its common stock to become effective 90 days after filing the Form 15.  Upon the effectiveness of the deregistration of its common stock, SFSB, Inc. will no longer be a public reporting company. The Company anticipates, however, that the common stock will continue to be quoted on the Over-the-Counter Bulletin Board (OTCBB) after deregistration to the extent market markers continue to make a market in the common stock.  There can be no guarantee, however, that any broker will continue to make a market in the Company’s common stock and that trading will continue.

In addition, the Company will continue to file financial reports with its federal regulator and, going forward, financial information about the Company will be available on our website.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 109 year old federally chartered, FDIC-insured thrift serving the Baltimore Metropolitan area and surrounding counties in Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.